November 29, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Sub-Item 77K included in the Form NSAR dated November 29, 2004, of Top Flight Fund (a series of Rock Canyon Funds) with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,

McCurdy & Associates CPA’s, Inc.

/s/ James T. McCurdy

By

James T. McCurdy

cc: Rock Canyon Funds